EXHIBIT 10.1

PRIMERICA, INC.

2020 OMNIBUS INCENTIVE PLAN

1.	Purpose

The purposes of the Primerica, Inc. 2020 Omnibus Incentive Plan (the “Plan”) are to (i) align the long-term financial interests of employees, directors, consultants, agents and other service providers of the Company and its Subsidiaries with those of the Company’s stockholders; (ii) attract and retain those individuals by providing compensation opportunities that are competitive with other companies; and (iii) provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company and its Subsidiaries.

2.	Term

(a)Effective Date.  The Plan was originally adopted by the Board on February 26, 2020, and became effective as of such date subject to stockholder approval (the “Effective Date”).

(b)Duration.  Subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 21 hereof, the Plan shall terminate at 11:59 p.m. Eastern Time on the tenth anniversary of the Effective Date of the Plan pursuant to Section 2(a) hereof.  No Awards shall be granted under the Plan after such termination date but Awards granted prior to such termination date shall remain outstanding in accordance with their terms.

3.	Definitions

“2010 Plan” shall mean the Primerica, Inc. 2010 Omnibus Incentive Plan as amended and restated in March 2011 and February 2017.

“Award” shall mean an Option, SAR, Stock Award or Cash Award granted under the Plan.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing an Award.

“Board” shall mean the Board of Directors of the Company.

“Cash Award” means cash awarded under Section 7(d) hereof, including cash awarded as a bonus or upon the attainment of Performance Criteria or otherwise as permitted under the Plan.

“Cause” shall have meaning set forth in the Participant’s employment agreement with the Company, as in effect on the date an Award is granted; provided that if no such agreement or definition exists, “Cause” shall mean, unless otherwise specified in the Award Agreement, (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence; (iii) a material breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or any affiliate; (iv) the plea of guilty or nolo contendere by the Participant to (or conviction of the Participant for the commission of) any felony or any other serious crime involving moral turpitude; (v) a material breach of the Participant’s obligations under any agreement entered into between the Participant and the Company or any affiliate; or (vii) a material breach of the Company’s written policies or procedures.

“Change of Control” shall have the meaning set forth in Section 14 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder and any successor thereto.

“Committee” shall mean the Board or a committee designated by the Board to administer the Plan, which committee shall consist of two or more individuals, each of whom, unless otherwise determined by the Board, is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act.

“Common Stock” shall mean the common stock of the Company, par value $.01 per share.

“Company” shall mean Primerica, Inc., a Delaware corporation.

“Deferred Stock” shall mean an Award payable in shares of Common Stock at the end of a specified deferral period that is subject to the terms, conditions and limitations described or referred to in Section 7(c)(iv) hereof.

“Disability” shall, unless otherwise provided in an Award Agreement, mean that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or any Subsidiary; provided, that, if applicable to the Award, “Disability” shall be determined in a manner consistent with Section 409A of the Code.

“Effective Date” shall have the meaning set forth in Section 2(a) hereof.

“Eligible Recipient” shall mean (i) any employee (including any officer) of the Company or any Subsidiary; (ii) any director of the Company or any Subsidiary; or (iii) any individual performing services for the Company or a Subsidiary in the capacity of a consultant or otherwise.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder and any successor thereto.

“Fair Market Value” shall mean, with respect to Common Stock or other property, the fair market value of such Common Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee.  Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Common Stock as of a particular date shall mean (i) the closing price per share of Common Stock on the national securities exchange on which the Common Stock is principally traded, for the last preceding date on which there was a sale of such Common Stock on such exchange; or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market; or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

“ISO” shall mean an Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

“Nonemployee Directors’ Deferred Compensation Plan” shall mean the Primerica, Inc. Nonemployee Directors’ Deferred Compensation Plan, effective as of January 1, 2011, pursuant to which nonemployee members of the Board may elect to defer cash or equity compensation and to receive all of such deferral amounts in the form of Common Stock at such later date as is specified in the Board member’s election documents.

“Nonqualified Stock Option” shall mean an Option that is not designated as an ISO.

“Option” shall mean the right to purchase a specified number of shares of Common Stock at a stated exercise price for a specified period of time subject to the terms, conditions and limitations described or referred to in Section 7(a) hereof.  The term “Option” as used in the Plan includes the terms “Nonqualified Stock Option” and “ISO.”

“Participant” shall mean an Eligible Recipient who has been granted an Award under the Plan.

“Performance Criteria” shall mean performance criteria based on the attainment by the Company or any Subsidiary (or any division or business unit of such entity) of performance measures approved by the Committee in its sole discretion, based on a variety of factors which may include but are not limited to one or more of the following:  (i) return on total stockholder equity; (ii) earnings per share of Common Stock; (iii) net income (before or after taxes); (iv) earnings before any or all of interest, taxes, minority interest, depreciation and amortization; (v) sales or revenues; (vi) return on assets, capital or investment; (vi market share; (viii) cost reduction goals; (ix) implementation or completion of critical projects or processes; (x) cash flow; (xi) gross or net profit margin; (xii) achievement of strategic goals; (xiii) growth and/or performance of the Company’s sales force; (xiv) operating service levels; and (xv) any combination of, or a specified increase in, any of the foregoing.  The Performance Criteria may be based upon the attainment of specified levels of performance relative to the performance of other entities and may be based on growth of any measured item.  For the avoidance of doubt, the Committee in its sole discretion may designate additional business, performance, individual or other criteria on which the Performance Criteria may be based or may adjust, modify or amend the aforementioned business, performance, individual or other criteria.  Performance Criteria may include a threshold level of performance below which no Award will be earned, a level of performance at which the target amount of an Award will be earned, and a level of performance at which the maximum amount of the Award will be earned.  The Committee, in its sole discretion, may make equitable adjustments, which may be positive or negative, to the Performance Criteria in recognition of unusual or non-recurring events affecting the Company or any Subsidiary, or the financial statements of the Company or any Subsidiary, or in connection with events or circumstances affecting the Company or any Subsidiary that were unforeseeable (and unforeseen) at the time that the Performance Criteria were established, or under other circumstances deemed appropriate in the sole discretion of the Committee.

"Person" shall have the meaning set forth in Section 14(d)(2) of the Exchange Act.

“Plan Administrator” shall have the meaning set forth in Section 11 hereof.

“Restricted Stock” shall mean an Award of Common Stock that is subject to the terms, conditions, restrictions and limitations described or referred to in Section 7(c)(iii) hereof.

“SAR” shall mean a stock appreciation right that is subject to the terms, conditions, restrictions and limitations described or referred to in Section 7(b) hereof.

“Section 16(a) Officer” shall mean an Eligible Recipient who is an active employee that is subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Separation from Service” shall have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations.

“Specified Employee” shall have the meaning set forth in Section 409A of the Code and the Treasury Regulations promulgated thereunder.

“Stock Award” shall have the meaning set forth in Section 7(c)(i) hereof.

“Stock Payment” shall mean a stock payment that is subject to the terms, conditions, and limitations described or referred to in Section 7(c)(ii) hereof.

“Stock Unit” shall mean a stock unit that is subject to the terms, conditions and limitations described or referred to in Section 7(c)(v) hereof.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain (or such lesser percent as is permitted by Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations).

“Treasury Regulations” shall mean the regulations promulgated under the Code by the United States Internal Revenue Service, as amended.

4.	Administration

(a)Committee Authority. The Committee shall have full and exclusive power to administer and interpret the Plan and Award Agreements, to grant Awards and to adopt such administrative rules, regulations, procedures and guidelines governing the Plan and the Awards as it deems appropriate, in its sole discretion, from time to time.  The Committee’s authority shall include, but not be limited to, the authority to (i) determine the type of Awards to be granted under the Plan; (ii) select Award recipients and determine the extent of their participation; (iii) determine Performance Criteria, if desired, for Awards under the Plan; and (iv) establish all other terms, conditions, and limitations applicable to Awards, Award programs and, if applicable, the shares of Common Stock issued pursuant thereto.  The Committee may accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards, waive any conditions or restrictions imposed with respect to Awards or the Common Stock issued pursuant to Awards and make any and all other determinations that it deems appropriate with respect to the administration of the Plan, subject to the limitations contained in Section 4(d) hereof and Section 409A of the Code. .

(b)Administration of the Plan. The administration of the Plan shall be managed by the Committee.  All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent.  The Committee shall have the power to prescribe and modify the forms of Award Agreement, correct any defect, supply any omission or clarify any inconsistency in the Plan and/or in any Award Agreement and take such actions and make such administrative determinations that the Committee deems appropriate in its sole discretion.  Any decision of the Committee in the administration of the Plan, as described herein, shall be final, binding and conclusive on all parties concerned, including the Company, its stockholders and Subsidiaries and all Participants.

(c)Delegation of Authority. To the extent permitted by applicable law, the Committee may at any time delegate to one or more Section 16(a) Officers or directors of the Company some or all of its authority over the administration of the Plan with respect to individuals who are not Section 16(a) Officers.  For purposes of clarity, the Committee may delegate pursuant to this Section 4(c) any action that this Plan requires be taken by the Committee.

(d)Prohibition Against Repricing. Except as set forth in Section 6(e) hereof, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards, or Options and SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.

(e)Indemnification. No member of the Committee or any other Person to whom any duty or power relating to the administration or interpretation of the Plan has been delegated shall be personally liable for any action or determination made with respect to the Plan, except for his or her own willful misconduct or as expressly provided by statute.  The members of the Committee and its delegates, including any employee with responsibilities relating to the administration of the Plan, shall be entitled to indemnification and reimbursement from the Company, to the extent permitted by applicable law and the By-laws and policies of the

Company.  In the performance of its functions under the Plan, the Committee (and each member of the Committee and its delegates) shall be entitled to rely upon information and advice furnished by the Company’s officers, accountants, counsel and any other party they deem appropriate, and neither the Committee nor any such Person shall be liable for any action taken or not taken in reliance upon any such advice.

5.	Participation

(a)Eligible Recipients.  Subject to Section 7 hereof, the Committee shall determine, in its sole discretion, which Eligible Recipients shall be granted Awards under the Plan.

(b)Participation Outside of the United States. In order to facilitate the granting of Awards to Employees who are foreign nationals or who are employed outside of the U.S., the Committee may provide for such special terms and conditions, including, without limitation, substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.  The Committee may approve any supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for the purposes of this Section 5(b) without thereby affecting the terms of this Plan as in effect for any other purpose, and the appropriate officer of the Company may certify any such documents as having been approved and adopted pursuant to properly delegated authority; provided, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the intent and purpose of this Plan, as then in effect; and further provided that any such action taken with respect to an Award to any Eligible Recipient that is subject to Section 409A of the Code shall be taken in compliance with Section 409A of the Code.

6.	Available Shares of Common Stock; Limitations on Director Compensation

(a)Shares Subject to the Plan. Common Stock issued pursuant to Awards granted under the Plan may be shares that have been authorized but unissued, or have been previously issued and reacquired by the Company, or both.  Reacquired shares of Common Stock may consist of shares purchased in open market transactions or otherwise.  Subject to the following provisions of this Section 6, the aggregate number of shares of Common Stock that may be issued to Participants pursuant to Awards shall not exceed (i) [2,000,000] shares of Common Stock, all of which may be granted as ISOs, plus (ii) any shares of Common Stock that relate to awards granted under the 2010 Plan that are outstanding as of April 1, 2020 and that subsequent to that date are cancelled, expired, forfeited or otherwise not issued such that they would again have been available for issuance under the terms of the 2010 Plan (to the extent of such cancellation, expiration, forfeiture or lack of issuance).

(b)Forfeited and Expired Awards. Awards (or a portion of an Award) made under the Plan which, at any time, are forfeited, expire or are canceled or settled without issuance of shares of Common Stock shall not count towards the maximum number of shares that may be issued under the Plan as set forth in Section 6(a) hereof and shall be available for future Awards under the Plan.  Notwithstanding the foregoing, any and all shares of Common Stock that are (i) tendered in payment of an Option exercise price (whether by attestation or by other means); (ii)

withheld by the Company to satisfy any tax withholding obligation; (iii) repurchased by the Company with Option exercise proceeds; or (iv) covered by a SAR (to the extent that it is exercised and settled in shares of Common Stock, without regard to the number of shares of Common Stock that are actually issued to the Participant upon exercise) shall be considered issued pursuant to the Plan and shall not be added to the maximum number of shares that may be issued under the Plan as set forth in Section 6(a) hereof.

(c)Other Items Not Included in Allocation. The maximum number of shares that may be issued under the Plan as set forth in Section 6(a) hereof shall not be affected by (i) the payment in cash of dividends or dividend equivalents in connection with outstanding Awards; (ii) the granting or payment of stock-denominated Awards that by their terms may be settled only in cash or the granting of Cash Awards; or (iii) Awards that are granted in connection with a transaction between the Company or a Subsidiary and another entity or business in substitution or exchange for, or conversion adjustment, assumption or replacement of, awards previously granted by such other entity to any individuals who have become Eligible Recipients as a result of such transaction.

(d)Other Limitations on Shares that May be Granted Under the Plan; Limitations on Director Compensation.

(i)Subject to Section 6(e) hereof, the aggregate number of shares of Common Stock that may be granted to any Participant during a calendar year in the form of Options, SARs, and/or Stock Awards shall not exceed [250,000] shares.

(ii)The aggregate number of shares of Common Stock that may be granted to any member of the Board (excluding any active employee of the Company or any Subsidiary who is also a member of the Board) during a calendar year under this Plan in the form of Options, SARs and/or Stock Awards (and excluding for these purposes shares granted under the Nonemployee Directors’ Deferred Compensation Plan) shall not exceed shares valued at $400,000 as of the grant date.

(iii)The aggregate cash value that can be paid to any member of the Board (excluding any active employee of the Company or any Subsidiary who is also a member of the Board), for service as a director, during a calendar year as payment of an annual retainer, chair fees, and committee fees (and excluding for these purposes any reimbursement of expenses) shall not exceed [$300,000].

(e)Adjustments. In the event of any change in the Company’s capital structure, including, but not limited to, a change in the number of shares of Common Stock outstanding, on account of (i) any stock dividend, stock split, reverse stock split or any similar equity restructuring; or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, or divesture or any other similar event affecting the Company’s capital structure, to reflect such change in the Company’s capital structure, the Committee shall make appropriate equitable adjustments to the maximum number of shares of Common Stock that may be issued under the Plan as set forth in Section 6(a) hereof and to the maximum number of shares that may be granted to any single individual pursuant to Section 6(d) hereof.  In the event of any extraordinary dividend, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any transaction or event described above, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make appropriate equitable adjustments to the number or kind of shares subject to an outstanding Award, the exercise price applicable to an outstanding Award (subject to the limitation contained in Section 4(d) hereof), and/or any measure of performance that relates to an outstanding Award, including any applicable Performance Criteria.  Any adjustment to ISOs under this Section 6(e) hereof shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 6(e) shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act.  With respect to Awards subject to Section 409A of the Code, any adjustments under this Section 6(e) shall conform to the requirements of Section 409A of the Code.  Notwithstanding anything set forth herein to the contrary, the Committee may, in its discretion, decline to adjust any Award made to a Participant, if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Participant or to the Company.

7.	Awards Under The Plan

Awards under the Plan may be granted as Options, SARs, Stock Awards or Cash Awards, as described below.  Awards may be granted singly, in combination or in tandem as determined by the Committee, in its sole discretion.  Except as otherwise determined by the Committee in its sole discretion, awards to Section 16(a) Officers shall be subject to ratable vesting over a period of no less than three years, provided that such minimum vesting period shall not apply to any Section 16(a) Officer who retires from the Company during the three-year vesting period and who, at the time of his or her retirement, is eligible for accelerated vesting upon retirement.

(a)Options.  Options granted under the Plan shall be designated as Nonqualified Stock Options or ISOs.  Options shall expire after such period, not to exceed ten years, as may be determined by the Committee.  If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires or is otherwise canceled pursuant to its terms.  Except as otherwise provided in this Section 7(a), Options shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time.

(i)ISOs. The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Committee from time to time in accordance with the Plan.  At the discretion of the Committee, ISOs may be granted only to an employee of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary.

(ii)Exercise Price. The Committee shall determine the exercise price per share for each Option, which shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock for which the Option is exercisable at the time of grant.

(iii)Exercise of Options. Upon satisfaction of the applicable conditions relating to vesting and exercisability, as determined by the Committee, and upon provision for the payment in full of the exercise price and applicable taxes due, the Participant shall be entitled to exercise the Option and receive the number of shares of Common Stock issuable in connection with the Option exercise.  The shares of Common Stock issued in connection with the Option exercise may be subject to such conditions and restrictions as the Committee may determine, from time to time.  The exercise price of an Option and applicable withholding taxes relating to an Option exercise may be paid by methods permitted by the Committee from time to time including, but not limited to, (1) a cash payment; (2) tendering (either actually or by attestation) shares of Common Stock owned by the Participant (for any minimum period of time that the Committee, in its discretion, may specify), valued at the Fair Market Value at the time of exercise; (3) arranging to have the appropriate number of shares of Common Stock issuable upon the exercise of an Option withheld or sold; or (4) any combination of the above.  Additionally, the Committee may provide that an Option may be “net exercised,” meaning that upon the exercise of an Option or any portion thereof, the Company shall deliver the greatest number of whole shares of Common Stock having a Fair Market Value on the date of exercise not in excess of the difference between (x) the aggregate Fair Market Value of the shares of Common Stock subject to the Option (or the portion of such Option then being exercised) and (y) the aggregate exercise price for all such shares of Common Stock under the Option (or the portion thereof then being exercised) plus (to the extent it would not give rise to adverse accounting consequences pursuant to applicable accounting principles) the amount of withholding tax due upon exercise, with any fractional share that would result from such equation to be payable in cash, to the extent practicable, or canceled.

(iv)ISO Grants to 10% Stockholders. Notwithstanding anything to the contrary in this Section 7(a), if an ISO is granted to a Participant who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, its “parent corporation” (as such term is defined in Section 424 (e) of the Code) or a Subsidiary, the term of the Option shall not exceed five years from the time of grant of such Option and the exercise price shall be at least one hundred ten percent (110%) of the Fair Market Value (at the time of grant) of the Common Stock subject to the Option.

(v)$100,000 Per Year Limitation for ISOs. To the extent the aggregate Fair Market Value (determined at the time of grant) of the Common Stock for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

(vi)Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date he or she makes a “disqualifying disposition” of any shares of Common Stock acquired pursuant to the exercise of such ISO.  A “disqualifying disposition” is any disposition (including any sale) of such Common Stock before the later of (i) two years after the time of grant of the

ISO and (ii) one year after the date the Participant acquired the shares of Common Stock by exercising the ISO.  The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any shares of Common Stock acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such stock.

(b)Stock Appreciation Rights. A SAR represents the right to receive a payment in cash, Common Stock, or a combination thereof, in an amount equal to the excess of the Fair Market Value of a specified number of shares of Common Stock at the time the SAR is exercised over the exercise price of such SAR, which shall be no less than one hundred percent (100%) of the Fair Market Value of the same number of shares at the time the SAR was granted.  Except as otherwise provided in this Section 7(b), SARs shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time.  A SAR may only be granted to an Eligible Recipient to whom an Option could be granted under the Plan.

(c)Stock Awards.

(i)Form of Awards. The Committee may grant Awards that are payable in shares of Common Stock or denominated in units equivalent in value to shares of Common Stock or are otherwise based on or related to shares of Common Stock (“Stock Awards”), including, but not limited to, Restricted Stock, Deferred Stock and Stock Units. Stock Awards shall be subject to such terms, conditions (including, without limitation, service-based and performance-based vesting conditions), restrictions and limitations as the Committee may determine to be applicable to such Stock Awards, in its sole discretion, from time to time.

(ii)Stock Payment. If not prohibited by applicable law, the Committee may issue unrestricted shares of Common Stock, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine; provided, however, that to the extent Section 409A of the Code is applicable to the grant of unrestricted shares of Common Stock that are issued in tandem with another Award, then such tandem Awards shall conform to the requirements of Section 409A of the Code.  A Stock Payment may be granted as, or in payment of, a bonus, or to provide incentives or recognize special achievements or contributions.

(iii)Restricted Stock. Restricted Stock shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time.  The number of shares of Restricted Stock allocable to an Award under the Plan shall be determined by the Committee in its sole discretion.

(iv)Deferred Stock. Subject to Section 409A of the Code to the extent applicable, Deferred Stock shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time.  A

Participant who receives an Award of Deferred Stock shall be entitled to receive the number of shares of Common Stock allocable to his or her Award, as determined by the Committee in its sole discretion, from time to time, at the end of a specified deferral period determined by the Committee.  Awards of Deferred Stock represent only an unfunded, unsecured promise to deliver shares in the future and do not give Participants any greater rights than those of an unsecured general creditor of the Company.

(v)Stock Units. A Stock Unit is an Award denominated in shares of Common Stock that may be settled either in shares of Common Stock or in cash, in the discretion of the Committee, and, subject to Section 409A of the Code to the extent applicable, shall be subject to such other terms, conditions, restrictions and limitations determined by the Committee from time to time in its sole discretion.

(d)Cash Awards. The Committee may grant Awards that are payable to Participants in cash, as deemed by the Committee to be consistent with the purposes of the Plan, and, except as otherwise provided in this Section 7(d), such Cash Awards shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time.  Awards granted pursuant to this Section 7(d) may be granted with value and payment contingent upon the achievement of business, performance, individual or other criteria, and, if so granted, such criteria shall relate to periods of performance equal to or exceeding one calendar year.  The maximum amount that any active employee may receive with respect to a Cash Award granted pursuant to this Section 7(d) in respect of any annual performance period is $10,000,000 and for any other performance period in excess of one year, such amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve.  Payments earned hereunder may be decreased or increased in the sole discretion of the Committee based on such factors as it deems appropriate in its sole discretion.  The Committee may establish such other rules applicable to Cash Awards as it deems appropriate in its sole discretion.

8.	Forfeiture Following Termination of Employment.

Except where prohibited by applicable law or where otherwise determined by the Committee, in any instance where the rights of a Participant with respect to an Award extend past the date of termination of a Participant’s employment with the Company or its Subsidiaries, all of such rights shall terminate and be forfeited, if, in the determination of the Committee, the Participant, at any time subsequent to his or her termination of employment, engages, directly or indirectly, either personally or as an employee, agent, partner, stockholder, officer or director of, or consultant to, any Person engaged in any business in which the Company or its Subsidiaries is engaged, in conduct that breaches any obligation or duty of such Participant to the Company or a Subsidiary or that is in material competition with the Company or a Subsidiary or is materially injurious to the Company or a Subsidiary, monetarily or otherwise, which conduct shall include, but not be limited to, (i) disclosing or misusing any confidential information pertaining to the Company or a Subsidiary; (ii) any attempt, directly or indirectly, to induce any employee, agent, insurance agent, insurance broker or broker-dealer of the Company or any Subsidiary to be employed or perform services elsewhere; (iii) any attempt by a Participant, directly or indirectly, to solicit the trade of any customer or supplier or prospective customer or supplier of the

Company or any Subsidiary; or (iv) disparaging the Company, any Subsidiary or any of their respective officers or directors.  The Committee shall make the determination of whether any conduct, action or failure to act falls within the scope of activities contemplated by this Section 8, in its sole discretion.  For purposes of this Section 8, a Participant shall not be deemed to be a stockholder of a competing entity if the Participant’s record and beneficial ownership amount to not more than one percent (1%) of the outstanding capital stock of any company subject to the periodic and other reporting requirements of the Exchange Act.

9.	Forfeiture of a Consultant or Independent Contractor.

(a)Following Termination of Service.  Except where prohibited by applicable law or where otherwise determined by the Committee, in any instance where the rights of a Participant with respect to an Award extend past the date of termination of a Participant’s service to the Company or its Subsidiaries as a consultant or independent contractor, all of such rights shall terminate and be forfeited, if, in the determination of the Committee, the Participant, at any time subsequent to his or her termination of service, engages, directly or indirectly, either personally or as an employee, agent, partner, stockholder, officer or director of, or consultant to, any Person engaged in any business in which the Company or its Subsidiaries is engaged, in conduct that breaches any obligation or duty of such Participant to the Company or a Subsidiary (including any restrictive covenants contained in such Participant’s contracts with the Company or a Subsidiary) or that is in material competition with the Company or a Subsidiary or is materially injurious to the Company or a Subsidiary, monetarily or otherwise, which conduct shall include, but not be limited to, (i) disclosing or misusing any confidential information pertaining to the Company or a Subsidiary; (ii) any attempt, directly or indirectly, to induce any employee, agent, insurance agent, insurance broker or broker-dealer of the Company or any Subsidiary to be employed or perform services elsewhere; (iii) any attempt by a Participant, directly or indirectly, to solicit the trade of any customer or supplier or prospective customer or supplier of the Company or any Subsidiary; or (iv) disparaging the Company, any Subsidiary or any of their respective officers or directors.  The Committee shall make the determination of whether any conduct, action or failure to act falls within the scope of activities contemplated by this Section 9(a), in its sole discretion.  For purposes of this Section 9(a), a Participant shall not be deemed to be a stockholder of a competing entity if the Participant’s record and beneficial ownership amount to not more than one percent (1%) of the outstanding capital stock of any company subject to the periodic and other reporting requirements of the Exchange Act.

(b)During Service Period with the Company.  In the event that the Committee determines that an award that was granted, vested or paid to a Participant who is classified by the Company or a Subsidiary as a consultant or independent contractor based on the achievement of certain criteria would not have been granted, vested or paid absent error, fraud or misconduct on the part of the Participant or any other consultant or independent contractor in his or her sales organization, the Committee may cause the partial or full cancellation of such Award to address the error, fraud or misconduct.

10.	Dividends and Dividend Equivalents

The Committee may, in its sole discretion, provide that Stock Awards shall earn dividends or dividend equivalents, as applicable.  Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company.  Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, restrictions and limitations as the Committee may establish, from time to time, in its sole discretion, including, without limitation, reinvestment in additional shares of Common Stock or common share equivalents; provided, however, if the payment or crediting of dividends or dividend equivalents is in respect of a Stock Award that is subject to Section 409A of the Code, then the payment or crediting of such dividends or dividend equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be specified in writing.  Notwithstanding the foregoing, dividends or dividend equivalents may not be paid or accrue with respect to any Stock Award except to the extent determined by the Committee, as specified in the Award Agreement.

11.	Voting

The Committee shall determine whether a Participant shall have the right to direct the vote of shares of Common Stock allocated to a Stock Award.  If the Committee determines that a Stock Award shall carry voting rights, the shares allocated to such Stock Award shall be voted by such Person as the Committee may designate (the “Plan Administrator”) in accordance with instructions received from Participants (unless to do so would constitute a violation of fiduciary duties or any applicable exchange rules).  In such cases, shares subject to Awards as to which no instructions are received shall be voted by the Plan Administrator proportionately in accordance with instructions received with respect to all other Awards (including, for these purposes, outstanding awards granted under any other plan of the Company) that are eligible to vote (unless to do so would constitute a violation of fiduciary duties or any applicable exchange rules).

12.	Payments and Deferrals

(a)Payment of vested Awards may be in the form of cash, Common Stock or combinations thereof as the Committee shall determine, subject to such terms, conditions, restrictions and limitations as it may impose.  The Committee may (i) postpone the exercise of Options or SARs (but not beyond their expiration dates), (ii) require or permit Participants to elect to defer the receipt or issuance of shares of Common Stock pursuant to Awards or the settlement of Awards in cash (including Cash Awards) under such rules and procedures as it may establish, in its discretion, from time to time, and (iii) provide for deferred settlements of Awards including the payment or crediting of earnings on deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in common share equivalents.  Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code, the Committee shall not take any action described in the preceding sentence unless it determines that such action will not result in any adverse tax consequences under Section 409A of the Code.

(b)If, pursuant to any Award granted under the Plan that is subject to Section 409A of the Code, a Participant is entitled to receive a distribution or payment on a specified date or at a specified time, such payment shall not be made later than the date required in order to avoid the imposition of additional taxes or penalties under Section 409A of the Code.

(c)Notwithstanding the foregoing, to the extent necessary to avoid the imposition of additional taxes or penalties under Section 409A of the Code, if a Participant is a Specified Employee, no payment(s) with respect to any Award subject to Section 409A of the Code to which such Participant would be entitled by reason of such Separation from Service shall be made before the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

(d)If, pursuant to any Award granted under the Plan, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment.  For purposes of the preceding sentence, the term “series of installment payments” has the same meaning as provided in Section 1.409A-2(b)(2)(iii) of the Treasury Regulations.

13.	Nontransferability

Awards granted under the Plan, and during any period of restriction on transferability, shares of Common Stock issued in connection with the exercise of an Option or a SAR, may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed or have been waived by the Committee.  No Award or interest or right therein shall be subject to the debts, contracts or engagements of a Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy and divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way.  Notwithstanding the foregoing, the Committee may, in its sole discretion, permit (on such terms, conditions and limitations as it may establish) Nonqualified Stock Options and/or shares issued in connection with an Option or a SAR exercise that are subject to restrictions on transferability, to be transferred to a member of a Participant’s immediate family or to a trust or similar vehicle for the benefit of a Participant’s immediate family members.  During the lifetime of a Participant, all rights with respect to Awards shall be exercisable only by such Participant or, if applicable pursuant to the preceding sentence, a permitted transferee.

14.	Change of Control

(a)Unless otherwise determined in an Award Agreement, in the event of a Change of Control:

(i)With respect to each outstanding Award that is assumed or substituted in connection with a Change of Control, in the event of a termination of a Participant’s employment or service without Cause during the 24-month period following such Change of Control, (A) such Award shall become fully vested and exercisable; (B) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse; and (C) and any performance conditions imposed with respect to Awards shall be deemed to be achieved at target performance levels.

(ii)With respect to each outstanding Award that is not assumed or substituted in connection with a Change of Control, immediately upon the occurrence of the Change of Control, (A) such Award shall become fully vested and exercisable; (B) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse; and (C) and any performance conditions imposed with respect to Awards shall be deemed to be achieved at target performance levels.

(iii)For purposes of this Section 14, an Award shall be considered assumed or substituted for if, following the Change of Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change of Control except that, if the Award related to shares of Common Stock, the Award instead confers the right to receive common stock of the acquiring entity.

(iv)Notwithstanding any other provision of the Plan, in the event of a Change of Control, except as would otherwise result in adverse tax consequences under Section 409A of the Code, the Committee may, in its discretion, provide that each Award shall, immediately upon the occurrence of a Change of Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (A) the excess of the consideration paid per share of Common Stock in the Change of Control over the exercise or purchase price (if any) per share of Common Stock subject to the Award multiplied by (B) the number of shares of Common Stock granted under the Award.

(b)A “Change of Control” shall be deemed to occur if and when the first of the following occurs:

(i)any Person is or becomes a beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities (other than through acquisitions from the Company);

(ii)any plan or proposal for the dissolution or liquidation of the Company is adopted by the stockholders of the Company;

(iii)individuals who, as of the Effective Date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iv)all or substantially all of the assets of the Company are sold, transferred or distributed; or

(v)there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than fifty percent (50%) of the combined voting power of the Company or other entity resulting from such Transaction  in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such Transaction.

(c)Notwithstanding the foregoing, for each Award that constitutes deferred compensation under Section 409A of the Code, a Change of Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

15.	Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement (as such may be amended from time to time) that sets forth the terms, conditions, restrictions and limitations applicable to the Award, including, but not limited to, the provisions governing vesting, exercisability, payment, forfeiture, and termination of employment, all or some of which may be incorporated by reference into one or more other documents delivered or otherwise made available to a Participant in connection with an Award.

16.	Tax Withholding

Participants shall be solely responsible for any applicable taxes (including, without limitation, income, payroll and excise taxes) and penalties, and any interest that accrues thereon, which they incur in connection with the receipt, vesting or exercise of an Award.  The Company and its Subsidiaries shall have the right to require payment of, or may deduct from any payment made under the Plan or otherwise to a Participant, or may permit shares to be tendered or sold, including shares of Common Stock delivered or vested in connection with an Award, in an amount sufficient to cover withholding at the maximum statutory rate of any federal, state, local, foreign or other governmental taxes or charges required by law and to take such other action as may be necessary to satisfy any such withholding obligations.  It shall be a condition to the obligation of the Company to issue Common Stock upon the exercise of an Option or a SAR that the Participant pay to the Company, on demand, such amount as may be requested by the Company for the purpose of satisfying any tax withholding liability.  If the amount is not paid, the Company may refuse to issue shares.

17.	Other Benefit and Compensation Programs

Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program unless specifically provided for under the plan or program.  Unless specifically set forth in an Award Agreement, Awards under the Plan are not intended as payment for compensation that otherwise would have been delivered in cash, and even if so intended, such Awards shall be subject to such vesting requirements and other terms, conditions and restrictions as may be provided in the Award Agreement.

18.	Unfunded Plan

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  The Plan shall not establish any fiduciary relationship between the Company and any Participant or other Person.  To the extent any Participant holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any Participant or any other Person any right, title, or interest in any assets of the Company.

19.	Rights as a Stockholder

Unless the Committee determines otherwise, a Participant shall not have any rights as a stockholder with respect to shares of Common Stock covered by an Award until the date the Participant becomes the holder of record with respect to such shares.  No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 10 hereof.

20.	Future Rights

No Eligible Recipient shall have any claim or right to be granted an Award under the Plan.  There shall be no obligation of uniformity of treatment of Eligible Recipients under the Plan.  Further, the Company and its Subsidiaries may adopt other compensation programs, plans or arrangements as deemed appropriate or necessary.  The adoption of the Plan, or grant of an Award, shall not confer upon any Eligible Recipient any right to continued employment or service in any particular position or at any particular rate of compensation, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment or service of Eligible Recipients at any time, free from any claim or liability under the Plan.

21.	Amendment and Termination

(a)The Plan and any Award may be amended, suspended or terminated at any time by the Board, provided that no amendment shall be made without stockholder approval if it would (i) materially increase the number of shares available under the Plan; (ii) materially expand the types of awards available under the Plan; (iii) materially expand the class of individuals eligible to participate in the Plan; (iv) materially extend the term of the Plan; (v) materially change the method of determining the exercise price of an Award; (vi) delete or limit the prohibition against repricing contained in Section 4(d) hereof; or (vii) otherwise require approval by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange (or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted). Notwithstanding the foregoing, with respect to Awards subject to Section 409A of the Code, any amendment, suspension or termination of the Plan or any such Award shall conform to the requirements of Section 409A of the Code.  Except as otherwise provided in Section 14(a) and Section 21(b) and (c) hereof, no termination, suspension or amendment of the Plan or any Award shall adversely affect the right of any Participant with respect to any Award theretofore granted, as determined by the Committee, without such Participant’s written consent.

(b)The Committee may amend or modify the terms and conditions of an Award to the extent that the Committee determines, in its sole discretion, that the terms and conditions of the Award violate or may violate Section 409A of the Code; provided, however, that (i) no such amendment or modification shall be made without the Participant’s written consent if such amendment or modification would violate the terms and conditions of a Participant’s offer letter or employment agreement; and (ii) unless the Committee determines otherwise, any such amendment or modification of an Award made pursuant to this Section 21(b) shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision without contravening the provisions of Section 409A of the Code.  The amendment or modification of any Award pursuant to this Section 21(b) shall be at the Committee’s sole discretion and the Committee shall not be obligated to amend or modify any Award or the Plan, nor shall the Company be liable for any adverse tax or other consequences to a Participant resulting from such amendments or modifications or the Committee’s failure to make any such amendments or modifications for purposes of complying with Section 409A of the Code or for any other purpose. To the extent the Committee amends or modifies an Award pursuant to this Section 21(b), the Participant shall receive notification of any such changes to his or her Award and, unless the Committee determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the applicable Award and Award Agreement.

(c)To the extent that a Participant and an Award are subject to Section 111 of the Emergency Economic Stabilization Act of 2008 and any regulations, guidance or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by, or accrued with respect to, the Award must comply with EESA, and the Award Agreement and the Plan shall be interpreted or reformed to so comply.  If the making of any payment pursuant to, or accrued with respect to, the Award would violate EESA, or if the making of such payment, or accrual, may limit or adversely impact the ability of the Company to participate in, or the terms of the Company’s participation in, the Troubled Asset Relief Program, the Capital Purchase Program, or to qualify for any other relief under EESA, the affected Participants shall be deemed to have waived their rights to such payments or accruals. In addition, if applicable, an Award will be subject to forfeiture or repayment if the Award is based on performance metrics that are later determined to be materially inaccurate.  Award Agreements shall provide that, if applicable, Participants will grant to the U.S. Treasury Department (or other body of the U.S. government) and to the Company a waiver in a form acceptable to the U.S. Treasury Department (or other body) and the Company releasing the U.S. Treasury Department (or other body) and the Company from any claims that Participants may otherwise have as a result of the issuance of any regulations, guidance or interpretations that adversely modify the terms of an Award that would not otherwise comply with the executive compensation and corporate governance requirements of EESA or any securities purchase agreement or other agreement entered into between the Company and the U.S. Treasury Department (or other body) pursuant to EESA.  For purposes of this Section 21(c), all references to the Company shall be deemed to refer to the Company and its affiliates.

22.	Reimbursement or Cancellation of Certain Awards.

Without limiting the provisions of Section 21(c) hereof, (a) in the event that the Board determines that an Award to a Participant that was granted, vested or paid based on the achievement of business, performance, individual or other criteria or other performance metrics would not have been granted, vested or paid absent fraud or misconduct, or would not have been granted, vested or paid absent events giving rise to a restatement of the Company’s financial statements, or a significant write-off not in the ordinary course affecting the Company’s financial statements, or (b) if the Board or a Committee has duly adopted a compensation forfeiture, clawback or recoupment policy that covers additional circumstances, such as actions, failures to act, events or other activities considered detrimental to the Company, and the Board or such Committee determines that any of such additional circumstances have occurred, then the Board or such Committee, in its discretion, shall take such action as it deems necessary or appropriate to address the fraud, misconduct, write-off or restatement, or other circumstances described in such policy.  Such actions may include, without limitation and to the extent permitted by applicable law, in appropriate cases, (i) requiring partial or full reimbursement of any Cash Award granted to the Participant; (ii) causing the partial or full cancellation of any Award granted to the Participant; or (iii) requiring partial or full repayment of the value of the Common Stock acquired on vesting or settlement of an Award, in each case as the Board or such Committee determines to be in the best interests of the Company.  Notwithstanding anything to the contrary in this Plan, including limitations on Plan and Award amendments described in Section 21(a) hereof that adversely affect Awards previously granted, Participants shall be bound by any Company compensation forfeiture, clawback or recoupment policy (as described in this Section 22) that is adopted or modified in the future.

23.	Successors and Assigns

The Plan and any applicable Award Agreement shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

24.	Governing Law

The Plan and all agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

25.	Section 409A of the Code

The intent of the parties is that payments and benefits under the Plan comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith.

26.	No Liability With Respect to Tax Qualification or Adverse Tax Treatment

Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any affiliate be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Section 409A of the Code.